Exhibit 99.1

Callon Petroleum Company Announces Third Quarter 2015 Results and Optimized Operational Plan

NATCHEZ, Miss., Nov. 4, 2015 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today reported results of operations for the three and nine month periods ended September 30, 2015.

Presentation slides accompanying this earnings release are available on the Company's website at www.callon.com located within the Investors (Events and Presentations) section of the site.

Highlights for the third quarter of 2015 include:

  Net daily production of 9,739 barrels of oil equivalent per day ("BOE/d"), an increase of 73% compared to the third quarter of 2014, comprised of 77% oil volume
  Adjusted EBITDA, a non-GAAP financial measure(i), of $30.2 million, representing a margin of approximately 70% of Adjusted Total Revenues, a non-GAAP financial measure(i)
  Adjusted Income available to common shareholders, a non-GAAP financial measure(i), of $0.05 per diluted share based on total average diluted shares outstanding of 66.3 million shares
  Discretionary cash flow per share, a non-GAAP financial measure(i), of $0.38 per diluted share based on total average diluted shares outstanding of 66.3 million shares
  Acceleration of operational plan, and related infrastructure investment, to dedicate both horizontal rigs to the Central Midland Basin, primarily targeting the Lower Spraberry shale

"We continue to focus on improving our operating cost structure and capital efficiency in the current environment," commented Fred Callon, Chairman and Chief Executive Officer. "In order to advance our goal of funding our drilling program with internally generated cash flows by mid-2016, we made the decision in August to modify our operational plans and focus our two horizontal drilling rigs on our Central Midland acreage. We will focus on Lower Spraberry shale development through 2016, and will continue to monitor opportunities to develop the Wolfcamp A and Middle Spraberry as those zones are further delineated. Callon was able to quickly pivot in the current environment due to a property base that is entirely held by production, with no drilling commitments that would prevent us from targeting our highest return opportunities. We believe this unique flexibility will continue to benefit our operations in a volatile commodity price environment, and also create optionality to pursue acquisition and partnership opportunities that require near-term drilling to hold acreage."

Operations Update

Callon currently has 78 gross (67.6 net) horizontal wells located in the Central and Southern Midland Basin, producing from five established zones, including a Middle Spraberry well placed on production in late October 2015. During the third quarter, the Company accelerated a planned shift in operational focus to its Central Midland Basin properties, with a particular focus on Lower Spraberry drilling. Callon dedicated its two horizontal rigs to the Carpe Diem and Casselman-Bohannon fields in early September and plans to operate both rigs on its Central Midland acreage through 2016. Based on its operational plan for this new drilling program, the Company has established a preliminary operational capital budget, including facilities, of $110 million for 2016 assuming its current well cost of $5.9 million for a 7,500' lateral. This program currently contemplates the drilling of approximately 17.1 net horizontal wells, with 15.6 net wells targeting the Lower Spraberry. The Company anticipates announcing a formal capital budget plan approved by the Board of Directors and accompanying guidance metrics in early 2016.

The following table summarizes the Company's drilling activity for the period indicated:

	For the Three Months Ended September 30, 2015
	Drilled		Completed (a)		Awaiting Completion
	Gross	Net	Gross	Net	Gross	Net
Southern Midland Basin horizontal wells	1	1.0	2	2.0	1	1.0
Central Midland Basin horizontal wells	7	4.1	7	5.0	2	0.4
Total Midland Basin horizontal wells	8	5.1	9	7.0	3	1.4

(a)	Completions include wells drilled prior to the third quarter of 2015.

Operational Capital Budget and Third Quarter Summary

In order to facilitate its tactical shift to the Central Midland area, the Company recently increased its 2015 operational capital budget by approximately 10% to $180 million (on an accrual, or GAAP, basis), with the increase primarily related to the facilities and infrastructure investment required to accommodate an increased level of activity. Part of the increase was also attributable to longer completed lateral lengths, enhanced completion designs, and non-consenting partner capital, offset in part by continued achieved reductions in well costs throughout the year. A reconciliation of the revised capital budget to the original plan is provided below (in millions):

	2015 Operational Capital Budget
	Drilling and Completion	Facilities	Total
Original operational capital budget (a)	$150.5	$12.0	$162.5
Enhanced completions/Longer laterals/Non-consents	7.5	—	7.5
Central Midland: Accelerated facilities investments	—	6.0	6.0
East Bloxom: Tank battery upgrade and repairs	—	4.0	4.0
Revised operational capital budget	$158.0	$22.0	$180.0

(a)	Based on the midpoint of guidance.

For the three months ended September 30, 2015, the Company accrued $47.1 million in operational capital expenditures, including facilities, compared to $45.1 million in the second quarter of 2015. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis (in thousands):

	Three Months Ended September 30, 2015
	Operational Capital Expenditures	Capitalized Interest	Capitalized G&A	Total Capital Expenditures
Cash basis	$42,831	$2,311	$2,559	$47,701
Timing adjustments (a)	4,307	111	—	4,418
Non-cash items	—	—	506	506
Accrual (GAAP) basis	$47,138	$2,422	$3,065	$52,625

(a)	Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.

Fourth Quarter and Annual 2015 Guidance:

	Fourth Quarter	Annual
	2015	2015
Total production (BOE/d)	10,200 - 10,700	9,500 - 9,650
% oil	76% - 78%	78% - 80%
% oil hedged (a)	60%	—
Weighted average oil swap price	$64.93	—
Expenses (per BOE)
LOE, including workovers	$7.75 - $8.25	$8.00 - $8.40
Production taxes, including ad valorem	$2.50 - $3.00	$2.75 - $3.25
Adjusted G&A (b)	$4.00 - $4.50	$4.75 - $5.00
Adjusted G&A - cash component (c)	$3.50 - $3.75	$4.00 - $4.25
Operational Capital Expenditures
Accrual basis ($MM)	$30	$180

(a)	Based on the midpoint of guidance.
(b)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(c)	Excludes stock-based compensation and corporate depreciation and amortization.

Operating and Financial Results

The following table presents summary information for the periods indicated, and are followed by the Company's financial statements.

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net production:
Oil (MBbls)	689	685	425
Natural gas (MMcf)	1,239	1,084	565
Total production (MBOE)	896	866	519
Average daily production (BOE/d)	9,739	9,516	5,641
% oil (BOE basis)	77%	79%	82%
Oil and natural gas revenues (in thousands):
Oil revenue	$30,582	$36,093	$36,346
Natural gas revenue	3,734	3,149	3,311
Total revenue	$34,316	$39,242	$39,657
Impact of cash-settled derivatives	9,789	4,965	(462)
Adjusted Total Revenue (i)	$44,105	$44,207	$39,195

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Additional per BOE data:
Sales price, excluding impact of cash-settled derivatives	$38.30	$45.31	$76.41
Sales price, including impact of cash-settled derivatives	49.22	51.05	75.52

Lease operating expense	$8.03	$7.59	$12.08
Production taxes	2.88	3.41	4.33
Depletion, depreciation and amortization	18.64	20.31	31.05
Adjusted G&A - total (a)	4.63	4.53	8.98
Adjusted G&A - cash component (b)	3.81	3.85	7.27

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(b)	Excludes the amortization of equity-settled share-based incentive awards and corporate depreciation and amortization.

Total Revenue. For the quarter ended September 30, 2015, Callon reported total revenues including cash-settled derivatives ("Adjusted Total Revenue," a non-GAAP financial measure(i)) of $44.1 million, comprised of oil revenues of $30.6 million, natural gas revenues of $3.7 million and the $9.8 million impact of settled derivative contracts. The table above reconciles to the related GAAP measure the Company's revenue to Adjusted Total Revenue. Average daily production for the quarter was 9,739 BOE/d compared to average daily production of 9,516 BOE/d in the second quarter of 2015. Average realized prices, including and excluding the effects of hedging, are detailed below.

Hedging impacts. For the quarter ended September 30, 2015, Callon recognized the following hedging-related items:

	In Thousands	Per Unit
Oil derivatives contracts
Net gain on settlements	$9,399	$13.64
Net gain on fair value adjustments	13,758
Total net gain on oil derivatives contracts	$23,157

Natural gas derivatives contracts
Net gain on settlements	$390	$0.32
Net loss on fair value adjustments	(264)
Total net gain on natural gas derivatives contracts	$126

Total derivatives contracts
Net gain on settlements	$9,789	$10.92
Net gain on fair value adjustments	13,494
Total net gain on total derivatives contracts	$23,283

Average realized prices, including and excluding the impact of cash settled derivatives during the third quarter, were as follows:

Three Months Ended
September 30, 2015
Average realized sales price:
Oil (per Bbl) (excluding impact of cash-settled derivatives)	$44.39
Impact of cash-settled derivatives	13.64
Oil (per Bbl) (including impact of cash-settled derivatives)	$58.03

Natural gas (per Mcf) (excluding impact of cash-settled derivatives)	$3.01
Impact of cash-settled derivatives	0.32
Natural gas (per Mcf) (including impact of cash-settled derivatives)	$3.33

Total (per BOE) (excluding impact of cash-settled derivatives)	$38.30
Impact of cash-settled derivatives	10.92
Total (per BOE) (including impact of cash-settled derivatives)	$49.22

Lease Operating Expenses, including workover expense ("LOE"). LOE for the three months ended September 30, 2015 was $8.03 per BOE, compared to LOE of $7.59 per BOE in the second quarter of 2015.

Production Taxes, including ad valorem taxes. Production taxes were $2.88 per BOE in the third quarter of 2015, representing approximately 7.5% of total revenue before the impact of derivative settlements.

Depreciation, Depletion and Amortization ("DD&A"). DD&A for the three months ended September 30, 2015 was $18.64 per BOE compared to $20.31 per BOE in the second quarter of 2015, with the decrease in per unit DD&A being attributable to increases in proved reserves relative to our depreciable asset base and assumed future development costs related to undeveloped proved reserves.

General and Administrative, net of amounts capitalized ("G&A"). G&A excluding certain non-recurring items and non-cash incentive share-based compensation valuation adjustments ("Adjusted G&A", a non-GAAP measure(i)) was $4.1 million, or $4.63 per BOE, for the current period compared to $3.9 million, or $4.53 per BOE, for the second quarter of 2015. G&A and Adjusted G&A, which excludes the amortization of equity-settled, share-based incentive awards and corporate depreciation and amortization, for the third quarter of 2015 are calculated as follows (in thousands):

	Recurring		Non-Recurring
	Cash	Non-Cash	Cash	Non-Cash	Total
G&A expenses:
Cash G&A	$3,414	$—	$—	$—	$3,414
Restricted stock share-based compensation	—	598	—	—	598
Change in the fair value of liability share-based awards	—	57	—	—	57
Corporate depreciation & amortization	—	133	—	—	133
Threatened proxy contest	—	—	100	—	100
Total G&A expense:	$3,414	$788	$100	$—	$4,302
Adjusted G&A:
Less: Change in the fair value of liability share-based awards					$(57)
Less: Threatened proxy contest expenses					(100)
Adjusted G&A - total					4,145
Restricted stock share-based compensation					(598)
Corporate depreciation & amortization					(133)
Adjusted G&A - cash component					$3,414

Write-down of Oil and Natural Gas Properties. During the third quarter of 2015, the Company recognized a write-down of oil and natural gas properties of $87.3 million as a result of the ceiling test limitation and the impact of lower commodity prices. No write-down of oil and natural gas properties was recognized during the comparable prior year periods.

Income (Loss) Available to Common Shareholders. The Company reported a net loss available to common shareholders of $113.8 million in the third quarter of 2015 and adjusted income available to common shareholders ("Adjusted Income"), a non-GAAP measure(i), of $3.1 million, or $0.05 per diluted share.

The following tables reconcile to the related GAAP measure the Company's income (loss) available to common stockholders to Adjusted Income and the Company's net income (loss) to Adjusted EBITDA (in thousands):

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Income (loss) available to common stockholders	$(113,779)	$(6,940)	$10,227
Valuation allowance	68,818	—	—
Write-down of oil and natural gas properties	56,746	—	—
Net loss (gain) on derivatives, net of settlements	(8,771)	8,589	(6,764)
Change in the fair value of share-based awards	37	1,045	(974)
Withdrawn proxy contest expenses	65	150	65
Adjusted Income	$3,116	$2,844	$2,554
Adjusted Income per fully diluted common share	$0.05	$0.04	$0.06

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net income (loss)	$(111,805)	$(4,967)	$12,201
Write-down of oil and natural gas properties	87,301	—	—
Net loss (gain) on derivatives, net of settlements	(13,494)	13,214	(10,405)
Change in the fair value of share-based awards	655	2,086	(795)
Withdrawn proxy contest expenses	100	230	100
Acquisition expense	(3)	—	—
Income tax expense (benefit)	45,667	(2,116)	7,161
Interest expense	5,603	5,106	2,205
Depreciation, depletion and amortization	16,026	18,011	16,517
Accretion expense	142	134	202
Adjusted EBITDA	$30,192	$31,698	$27,186
Adjusted EBITDA per diluted share	$0.46	$0.48	$0.61

Discretionary Cash Flow. Discretionary cash flow, a non-GAAP measure(i), for the third quarter of 2015 was $25.1 million, or $0.38 per diluted share, and is reconciled to operating cash flow in the following table (in thousands):

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Cash flows from operating activities:
Net income (loss)	$(111,805)	$(4,967)	$12,201
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	16,026	18,011	16,517
Write-down of oil and natural gas properties	87,301	—	—
Accretion expense	142	134	202
Amortization of non-cash debt related items	781	780	196
Deferred income tax (benefit) expense	45,667	(2,116)	7,161
Net loss (gain) on derivatives, net of settlements	(13,494)	13,214	(10,405)
Non-cash expense related to equity share-based awards	368	(754)	468
Change in the fair value of liability share-based awards	64	1,607	(1,499)
Discretionary cash flow	$25,050	$25,909	$24,841

Changes in working capital	1,639	438	(927)
Payments to settle asset retirement obligations	(1,142)	(2,163)	(1,814)
Payments to settle vested liability share-based awards	—	(326)	—
Net cash provided by operating activities	$25,547	$23,858	$22,100

Weighted average dilutive shares outstanding	66,277	66,038	44,211
Discretionary cash flow per diluted share	$0.38	$0.39	$0.56

Hedge Portfolio Summary

	For the Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
Oil contracts	2015	2016	2016	2016	2016
Swap contracts (NYMEX):
Total volume (MBbls)	442	182	182	184	184
Weighted average price per Bbl	$64.93	$58.23	$58.23	$58.23	$58.23
Swap contracts (Midland basis
differentials):
Volume (MBbls)	327	364	364	368	368
Weighted average price per Bbl	$(2.38)	$0.17	$0.17	$0.17	$0.17
Collar contracts combined with
short puts (WTI, three-way collar):
Volume (MBbls)	—	182	182	184	184
Weighted average price per Bbl
Ceiling (short call)	$—	$65.00	$65.00	$65.00	$65.00
Floor (long put)	$—	$55.00	$55.00	$55.00	$55.00
Short put	$—	$40.33	$40.33	$40.33	$40.33

	For the Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
Natural gas contracts	2015	2016	2016	2016	2016
Collar contracts combined with
short puts (three-way collar):
Volume (BBtu)	161	—	—	—	—
Weighted average price per
MMBtu
Ceiling (short call)	$4.32	$—	$—	$—	$—
Floor (long put)	$3.85	$—	$—	$—	$—
Short put	$3.25	$—	$—	$—	$—
Swap contracts:
Total volume (BBtu)	228	—	—	—	—
Weighted average price per
MMBtu	$3.96	$—	$—	$—	$—
Short call contracts:
Short call volume (BBtu)	111	—	—	—	—
Short call price per MMBtu	$5.00	$—	$—	$—	$—

(i) See "Non-GAAP Financial Measures and Reconciliations" included within this release for related disclosures and calculations

Non-GAAP Financial Measures and Reconciliations

This news release refers to non-GAAP financial measures such as "discretionary cash flow," "Adjusted Income," "Adjusted G&A" and "Adjusted EBITDA," and "Adjusted Total Revenues." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

  Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow and discretionary cash flow per diluted share are calculated using net income (loss) adjusted for certain items including depreciation, depletion and amortization, the impact of financial derivatives (including the mark-to-market effects, net of cash settlements and premiums paid or received related to our financial derivatives), remaining asset retirement obligations related to our divested offshore properties, restructuring and other non-recurring costs, deferred income taxes and other non-cash income items.
  Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table above details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.
  We believe that the non-GAAP measure of Adjusted income available to common shareholders ("Adjusted Income") and Adjusted Income per diluted share are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided below. Prior to being tax-effected and excluded, the amounts reflected in the determination of Adjusted Income and Adjusted Income per diluted share below were computed in accordance with GAAP.
  We calculate Adjusted Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA") as Adjusted Income plus interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, we believe that Adjusted EBITDA provides additional information with respect to our performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA we present may not be comparable to similarly titled measures of other companies.
  We believe that the non-GAAP measure of Adjusted Total Revenues is useful to investors because it provides readers with a revenue value more comparable to other companies who account for derivative contracts and hedges and include their affects in revenue. We believe Adjusted Total Revenue is also useful to investors as a measure of the actual cash inflows generated during the period.

Callon Petroleum Company
Consolidated Balance Sheets
(in thousands, except par and per share values and share data)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,922	$968
Accounts receivable	39,385	30,198
Fair value of derivatives	16,763	27,850
Other current assets	1,410	1,441
Total current assets	59,480	60,457
Oil and natural gas properties, full cost accounting method:
Evaluated properties	2,251,993	2,077,985
Less accumulated depreciation, depletion and amortization	(1,618,027)	(1,478,355)
Net oil and natural gas properties	633,966	599,630
Unevaluated properties	141,581	142,525
Total oil and natural gas properties	775,547	742,155
Other property and equipment, net	7,905	7,118
Restricted investments	3,305	3,810
Deferred tax asset	—	44,688
Deferred financing costs	15,858	18,200
Fair value of derivatives	2,203	—
Other assets, net	426	342
Total assets	$864,724	$876,770
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$76,162	$76,753
Accrued interest	6,066	5,993
Cash-settled restricted stock unit awards	8,025	3,856
Asset retirement obligations	827	4,747
Deferred tax liability	—	6,214
Fair value of derivatives	—	1,249
Total current liabilities	91,080	98,812
Senior secured revolving credit facility	99,000	35,000
Secured second lien term loan	300,000	300,000
Asset retirement obligations	3,856	1,927
Cash-settled restricted stock unit awards	3,487	7,175
Other long-term liabilities	220	121
Total liabilities	497,643	443,035
Stockholders' equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized: 1,578,948 and 1,578,948 shares outstanding, respectively	16	16
Common stock, $0.01 par value, 110,000,000 shares authorized; 66,279,074 and 55,225,288 shares outstanding, respectively	663	552
Capital in excess of par value	592,287	526,162
Accumulated deficit	(225,885)	(92,995)
Total stockholders' equity	367,081	433,735
Total liabilities and stockholders' equity	$864,724	$876,770

Callon Petroleum Company
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating revenues:
Oil sales	$30,582	$36,346	$94,584	$104,965
Natural gas sales	3,734	3,311	9,365	8,479
Total operating revenues	34,316	39,657	103,949	113,444
Operating expenses:
Lease operating expenses	7,194	6,270	20,728	14,863
Production taxes	2,583	2,247	7,800	6,429
Depreciation, depletion and amortization	16,704	16,115	52,395	38,635
General and administrative	4,302	3,261	22,167	23,707
Accretion expense	142	202	485	603
Write-down of oil and natural gas properties	87,301	—	87,301	—
Rig termination fee	—	—	3,641	—
Gain on sale of other property and equipment	—	—	—	(1,080)
Total operating expenses	118,226	28,095	194,517	83,157
Income (loss) from operations	(83,910)	11,562	(90,568)	30,287
Other income:
Interest expense	5,603	2,205	15,567	5,007
Gain on early extinguishment of debt	—	—	—	(3,205)
Gain on derivative contracts	(23,283)	(9,944)	(17,463)	(2,746)
Other income	(92)	(61)	(177)	(203)
Total other income	(17,772)	(7,800)	(2,073)	(1,147)
Income (loss) before income taxes	(66,138)	19,362	(88,495)	31,434
Income tax expense	45,667	7,161	38,474	12,630
Net income (loss)	(111,805)	12,201	(126,969)	18,804
Preferred stock dividends	(1,974)	(1,974)	(5,921)	(5,921)
Income (loss) available to common stockholders	$(113,779)	$10,227	$(132,890)	$12,883
Income (loss) per common share:
Basic	$(1.72)	$0.24	$(2.10)	$0.31
Diluted	$(1.72)	$0.23	$(2.10)	$0.30
Shares used in computing income (loss) per common share:
Basic	66,277	43,187	63,265	41,370
Diluted	66,277	44,211	63,265	42,510

Callon Petroleum Company
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(126,969)	$18,804
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	52,583	39,493
Write-down of oil and natural gas properties	87,301	—
Accretion expense	485	603
Amortization of non-cash debt related items	2,342	494
Amortization of deferred credit	—	(433)
Deferred income tax expense	38,474	12,630
Net loss (gain) on derivatives, net of settlements	7,635	(5,728)
Gain on sale of other property and equipment	—	(1,080)
Non-cash gain for early debt extinguishment	—	(3,205)
Non-cash expense (benefit) related to equity share-based awards	(300)	432
Change in the fair value of liability share-based awards	4,759	6,571
Payments to settle asset retirement obligations	(3,047)	(3,283)
Changes in current assets and liabilities:
Accounts receivable	(7,278)	(8,016)
Other current assets	31	802
Current liabilities	6,455	3,449
Payments to settle vested liability share-based awards related to early retirements	(3,538)	(1,417)
Payments to settle vested liability share-based awards	(3,925)	(2,052)
Change in other long-term liabilities	100	—
Change in other assets, net	421	(367)
Net cash provided by operating activities	55,529	57,697
Cash flows from investing activities:
Capital expenditures	(178,548)	(188,793)
Deposit on acquisition	—	(10,629)
Proceeds from sales of mineral interests and equipment	348	1,991
Net cash used in investing activities	(178,200)	(197,431)
Cash flows from financing activities:
Borrowings on credit facility	130,000	200,000
Payments on credit facility	(66,000)	(169,610)
Payment of deferred financing costs	—	(3,068)
Issuance of common stock	65,546	122,514
Payment of preferred stock dividends	(5,921)	(5,921)
Net cash provided by financing activities	123,625	143,915
Net change in cash and cash equivalents	954	4,181
Balance, beginning of period	968	3,012
Balance, end of period	$1,922	$7,193

Earnings Call Information

The Company will host a conference call on Thursday, November 5, 2015 to discuss third quarter 2015 financial and operating results.

Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, November 5, 2015, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:	Live webcast will be available at www.callon.com in the "Investors" section of the website.

Alternatively, you may join by telephone using the following numbers:

Toll Free:	1-888-349-0096
Canada Toll Free:	1-855-669-9657
International:	1-412-902-0125
Request to join:	Callon Petroleum Company Earnings Call

An archive of the conference call webcast will also be available at www.callon.com in the "Investors" section of the website.

About Callon Petroleum

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration, and operation of oil and natural gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review under the "News" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC's website at www.sec.gov.

For further information contact:
Joe Gatto
Chief Financial Officer, Senior Vice President and Treasurer
1-800-451-1294